Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ORGANOGENESIS HOLDINGS INC.

Organogenesis Holdings Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and submitting said amendment to the stockholders of the Corporation for consideration thereof.

SECOND: That the amendment is as follows:

The Certificate of Incorporation is hereby amended by deleting the existing Section 5.3 of Article V in its entirety and substituting in lieu thereof a new Section 5.3 of Article V which reads as follows:

“Section 5.3 [Reserved].”

THIRD: The amendment shall be effective upon its filing.

FOURTH: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 10, 2018.

FIFTH: That the aforesaid amendment was submitted to the stockholders of the Corporation at the Corporation’s annual meeting of the stockholders, which was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

SIXTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 23rd day of June, 2022.

By:	/s/ Gary S. Gillheeney, Sr.
Name:	Gary S. Gillheeney, Sr.
Title:	President and Chief Executive Officer

State of Delaware Secretary of State Division of Corporations Delivered 11:45 AM 06/23/2022 FILED 11:45 AM 06/23/2022 SR 20222805010 - File Number 7186734